Exhibit 99.1

QTS REPORTS FIRST QUARTER 2017 OPERATING RESULTS

OVERLAND PARK, Kan. –May 1, 2017  – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the first quarter ended March 31, 2017.

First Quarter Highlights

•

Reported net income of $5.6 million in the first quarter of 2017, a decrease of 18.8% compared to the first quarter of 2016. Net income was $0.10 per basic and diluted share for the first quarter of 2017, compared to net income per basic and diluted share of $0.14 for the first quarter of 2016.

•

Reported Operating FFO of $35.4 million in the first quarter of 2017, an increase of 7.1% compared to Operating FFO of $33.1 million in the first quarter of 2016. Operating FFO in the first quarter of 2017 and 2016 included a non-cash deferred tax benefit of $1.5 million and $1.9 million, respectively. Operating FFO for the first quarter of 2017 on a fully diluted per share basis was $0.64 per share, a decrease of 6.4% compared to Operating FFO per fully diluted share in the first quarter of 2016 of $0.68.

•

Reported FFO of $35.1 million in the first quarter of 2017, an increase of 10.5% compared to FFO of $31.7 million in the first quarter of 2016. On a fully diluted per share basis, FFO was $0.63 per share for the first quarter of 2017 compared to $0.65 per share in 2016, a decrease of 2.7%.

•	Reported Adjusted EBITDA of $48.3 million in the first quarter of 2017, an increase of 12.3% compared to the first quarter of 2016.

•	Reported NOI of $67.4 million in the first quarter of 2017, an increase of 10.0% compared to the first quarter of 2016.

•

Reported total revenues of $106.0 million in the first quarter of 2017, an increase of 11.8% compared to the first quarter of 2016.  Revenue from cloud and managed services increased 3.8% in the first quarter of 2017 compared to the fourth quarter of 2016, representing greater than 15% growth on an annualized basis.

“Our consistent financial performance continued during the first quarter, setting QTS up for another strong year of growth and returns with enhanced visibility from our significant booked-not-billed backlog,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “We were pleased that in a tighter leasing quarter, our C3 business stepped up with strong sequential growth which drove a near 40% increase in pricing on new leasing. In addition, we are encouraged by the underlying momentum in our business and demand pipeline across our product mix.”

Financial Results

Net income recognized in the first quarter of 2017 was $5.6 million ($0.10 per basic and diluted share), which included approximately $0.3 million of transaction and integration costs and $1.5 million of income tax benefit, compared to net income of $6.9 million ($0.14 per basic and diluted share) recognized in the first quarter of 2016, which also included approximately $2.1 million of transaction and integration costs and $2.6 million of income tax benefit.

QTS generated Operating FFO of $35.4 million, or $0.64 per fully diluted share, in the first quarter of 2017, which includes a non-cash tax benefit of approximately $1.5 million, compared to Operating FFO of $33.1 million, or $0.68 per fully diluted share, for the first quarter of 2016, which included a non-cash tax benefit of approximately $1.9 million.

1 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

The Operating FFO for the first quarter of 2017 represents an increase of approximately 7.1% compared to the prior year, and a 6.4% decrease on a fully diluted per share basis, based primarily on the equity issuance on April 1, 2016.

Additionally, QTS generated $48.3 million of Adjusted EBITDA in the first quarter of 2017, an increase of 12.3% compared to $43.0 million for the first quarter of 2016.

QTS generated total revenues of $106.0 million in the first quarter of 2017, an increase of 11.8% compared to $94.8 million in the first quarter of 2016. MRR as of March 31, 2017 was $30.4 million, an increase of 10.7% compared to MRR as of March 31, 2016 of $27.5 million.

Leasing Activity

During the first quarter of 2017, QTS entered into customer leases representing approximately $4.3 million of incremental annualized rent, net of downgrades. Net leasing activity during the first quarter of 2017 was lower than the prior four quarter average due to limited C1 leasing, which will often vary from quarter to quarter as well as reduced C2 leasing, which was partially offset by strong C3 leasing. The Company continues to see significant amounts of ongoing C1 and C2 activity and expects subsequent quarters will result in strong incremental leasing activity. From the end of the first quarter, QTS already has visibility on incremental leasing volume that is tracking at a level comparable to the entirety of the first quarter of 2017. The first quarter sales pricing of $849 per square foot was 39% higher than the prior quarter average of $609 per square foot, primarily driven by a larger mix of C2/C3 signed leases relative to C1 signed leases, and higher pricing of C2/C3 signed leases attributable to strong C3 growth driving a larger mix of C3 deals signed during the quarter.

During the first quarter of 2017, QTS renewed leases with a total annualized rent of $7.8 million at an average rent per square foot of $661, which was 2.6% higher than the annualized rent prior to their respective renewals. The Company defines renewals as leases for which the customer retains the same amount of space before and after renewal. There is variability in the Company’s renewal rates based on the mix of product types renewed, and renewal rates are expected to increase in the low to mid-single digits. Rental churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 3.3% for the first quarter of 2017, the majority of which was the result of a single customer termination in one of the Company’s leased facilities in Northern Virginia which was disclosed in prior quarters. Excluding this customer termination, rental churn for the first quarter of 2017 would be 0.7%.

During the first quarter of 2017, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) representing approximately $2.1 million of MRR (and representing approximately $24.7 million of annualized rent) at $418 per square foot. Average pricing on QTS commenced leases during the first quarter of 2017 decreased compared to the prior four quarter average primarily due to a larger mix of C1 commencements which tend to have a lower rate per square foot in comparison to C2/C3 deals. C1 pricing and C2/C3 pricing were each in line with their respective prior four quarter averages.

As of March 31, 2017, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of March 31, 2017) was approximately $3.5 million, or $41.9 million of annualized rent, and compares to $43.1 million at December 31, 2016. The booked-not-billed balance is expected to contribute an incremental $15.3 million to revenue in 2017 (representing $27.9 million in annualized revenues), an incremental $2.9 million in 2018 (representing $4.7 million in annualized revenues), and an incremental $9.2 million in annualized revenues thereafter.

Development, Redevelopment, and Acquisitions

During the first quarter of 2017, the Company brought online approximately 5 megawatts of gross power and approximately 31,000 net rentable square feet (“NRSF”) of raised floor and various portions of customer specific capital at an aggregate cost of approximately $48 million. In addition, during the first quarter of 2017, the Company continued redevelopment of the Irving, Atlanta-Metro, Chicago, Piscataway, Santa Clara, Fort Worth and certain Leased Facilities to have space ready for customers later in 2017 and forward.  The Company expects to bring an additional 131,000 raised floor NRSF into service in the remaining quarters of 2017 at an aggregate cost of approximately $224 million.

2 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Balance Sheet and Liquidity

As of March 31, 2017, the Company’s total debt balance net of cash and cash equivalents was $1,025.1 million, resulting in a debt to annualized Adjusted EBITDA of 5.3x. This ratio continues to be impacted by various portions of the Company’s portfolio that were recently placed into service which have not yet produced a stabilized Adjusted EBITDA, including the Company’s recent purchase of the Fort Worth facility. In addition, the Company incurred costs included in construction in progress related to revenue which will begin to ramp later in 2017 and beyond associated with the Company’s booked-not-billed backlog of $41.9 million in annualized rent.

In March 2017, the Company established an “at-the-market” equity offering program pursuant to which the Company may issue, from time to time, up to $300 million of its Class A common stock. No shares of common stock were issued under these agreements in the first quarter of 2017. Additionally, on April 5, 2017, QTS entered into interest rate swaps relating to $400 million of the Company’s term loan borrowings. These swaps will effectively convert floating rate debt to fixed rate debt of approximately 3.5% starting on January 2, 2018 through the maturity of their respective term loans. Pro forma for the effects of these swaps, as of March 31, 2017 approximately 70% of the Company’s debt will carry a fixed rate beginning in 2018.

As of March 31, 2017, the Company had total available liquidity of approximately $512 million which was comprised of $494 million of available capacity under the Company’s unsecured revolving credit facility and approximately $18 million of cash and cash equivalents.

2017 Guidance

The Company is maintaining its guidance for Operating FFO with a range of $151.0 million to $157.0 million,  Operating FFO per share in the range of $2.64 to $2.76 per share, Adjusted EBITDA in the range of $203.0 million to $211.0 million and Capital Expenditures, excluding acquisitions, of approximately $325.0 million to $375.0 million. The Company is also maintaining its guidance for churn at the high end of its historical average of 5-8% for 2017 and continues to anticipate Adjusted EBITDA margins to be in line with 2016 Adjusted EBITDA margins.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

Conference Call Details

The Company will host a conference call and webcast on May 2, 2017, at 8:30 a.m. Eastern time (7:30 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 8239449# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of secure, compliant data center solutions, hybrid cloud and fully managed services. QTS’ integrated technology service platform of custom data center (C1), colocation (C2) and cloud and managed services (C3) provides flexible, scalable, secure IT solutions for web and IT applications. QTS’ Critical Facilities Management (CFM) provides increased efficiency and greater performance for third-party data center owners and operators. QTS owns, operates or manages 25 data centers and supports more than 1,100 customers in North America, Europe and Asia.

QTS Investor Relations Contact

Stephen Douglas – Vice President – Investor Relations and Strategic Planning

Jeff Berson – Chief Financial Officer

William Schafer – Executive Vice President – Finance and Accounting

3 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

ir@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; global, national and local economic conditions; risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other periodic reports the Company files with the Securities and Exchange Commission.

4 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2017	2016
	(unaudited)
ASSETS
Real Estate Assets
Land	$74,130	$74,130
Buildings, improvements and equipment	1,585,183	1,524,767
Less: Accumulated depreciation	(340,830)	(317,834)
	1,318,483	1,281,063
Construction in progress	361,021	365,960
Real Estate Assets, net	1,679,504	1,647,023
Cash and cash equivalents	18,257	9,580
Rents and other receivables, net	42,310	41,540
Acquired intangibles, net	124,507	129,754
Deferred costs, net (1) (2)	38,210	38,507
Prepaid expenses	10,172	6,918
Goodwill	173,843	173,843
Other assets, net (3)	43,779	39,305
TOTAL ASSETS	$2,130,582	$2,086,470

LIABILITIES
Unsecured credit facility, net (2)	$702,105	$634,939
Senior notes, net of discount and debt issuance costs (2)	292,518	292,179
Capital lease, lease financing obligations and mortgage notes payable	37,365	38,708
Accounts payable and accrued liabilities	72,821	86,129
Dividends and distributions payable	21,382	19,634
Advance rents, security deposits and other liabilities	28,721	24,893
Deferred income taxes	13,604	15,185
Deferred income	23,784	21,993
TOTAL LIABILITIES	1,192,300	1,133,660

EQUITY
Common stock, $0.01 par value, 450,133,000 shares authorized, 48,058,024 and 47,831,250 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	481	478
Additional paid-in capital	933,399	931,783
Accumulated dividends in excess of earnings	(111,653)	(97,793)
Total stockholders’ equity	822,227	834,468
Noncontrolling interests	116,055	118,342
TOTAL EQUITY	938,282	952,810
TOTAL LIABILITIES AND EQUITY	$2,130,582	$2,086,470

(1)

As of March 31, 2017 and December 31, 2016, deferred costs, net included $6.6 million and $7.0 million of net deferred financing costs related to the revolving portion of the Company’s unsecured credit facility, respectively, and $31.7 million and $31.5 million of deferred leasing costs net of amortization, respectively.

(2)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $9.7 million and $10.1 million at March 31, 2017 and December 31, 2016, respectively, have been netted against the related debt liability line items for both periods presented.

(3)

As of March 31, 2017 and December 31, 2016, other assets, net included $35.3 million and $31.7 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

5 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations and Comprehensive Income

(unaudited and in thousands except share and per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Revenues:
Rental	$79,117	$78,622	$68,426
Recoveries from customers	8,361	8,965	5,435
Cloud and managed services	16,965	16,340	18,890
Other (1)	1,521	1,516	2,017
Total revenues	105,964	105,443	94,768
Operating expenses:
Property operating costs	35,421	35,773	31,781
Real estate taxes and insurance	3,147	2,514	1,740
Depreciation and amortization	33,948	33,093	28,639
General and administrative (2)	22,197	21,450	20,286
Transaction and integration costs (3)	336	1,521	2,087
Total operating expenses	95,049	94,351	84,533

Operating income	10,915	11,092	10,235

Other income and expense:
Interest income	1	-	-
Interest expense	(6,869)	(6,125)	(5,981)
Other income/(expense), net (4)	-	(193)	-
Income before taxes	4,047	4,774	4,254
Tax benefit of taxable REIT subsidiaries (5)	1,521	707	2,605
Net income	5,568	5,481	6,859
Net income attributable to noncontrolling interests (6)	(691)	(675)	(970)
Net income attributable to QTS Realty Trust, Inc.	$4,877	$4,806	$5,889

Net income per share attributable to common shares:
Basic	$0.10	$0.10	$0.14
Diluted	0.10	0.10	0.14

Weighted average common shares outstanding:
Basic	47,908,709	47,853,304	41,292,445
Diluted	55,620,260	55,572,050	48,973,851

(1)

Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other revenue items. Straight line rent was $1.5 million, $1.5 million and $1.9 million for the three months ended March 31, 2017,  December 31, 2016 and March 31, 2016, respectively.

(2)

General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 20.9%,  20.3%, and 21.4% of total revenues for the three month periods ended March 31, 2017,  December 31, 2016 and March 31, 2016, respectively.

(3)

Transaction and integration costs – For the three month periods ended March 31, 2017,  December 31, 2016, and March 31, 2016, the Company recognized $0.1 million, $0.4 million and less than $0.1 million, respectively, in transaction costs related to the examination of actual and potential acquisitions. The Company also recognized $0.3 million, $1.1 million and $2.1 million in integration costs for the three month periods ended March 31, 2017,  December 31, 2016 and March 31, 2016, respectively, with integration costs for the three months ended December 31, 2016 including an offset of approximately $1.0 million related to the reimbursement of certain escrow funds. Integration costs include various costs to integrate QTS and acquired businesses (including consulting fees, costs to consolidate office space and costs which were previously duplicated) as well as accelerated depreciation of certain software following acquisition.

6 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

(4)	Other expense, net – Primarily includes write offs of unamortized deferred financing costs associated with the early extinguishment and/or restructuring of certain debt instruments.
(5)

Tax benefit of taxable REIT subsidiaries – For the three months ended March 31, 2017,  December 31, 2016 and March 31, 2016, the Company recorded an approximate $1.5 million, $0.7 million and $2.6 million non-cash deferred tax benefit, respectively, related to recorded operating losses which include certain transaction and integration costs.

(6)

Noncontrolling interest – The noncontrolling ownership interest of QualityTech, LP was 12.4% and 14.1% as of March 31, 2017 and 2016, respectively, with the decrease primarily attributable to the equity issuance in April 2016.

7 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO & Adjusted Operating FFO

(unaudited and in thousands except per share data)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation. Operating FFO and Adjusted Operating FFO are non-GAAP measures that are used as supplemental operating measures and to provide additional information to users of the financial statements.

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
FFO
Net income	$5,568	$5,481	$6,859
Real estate depreciation and amortization	29,504	28,703	24,869
FFO	35,072	34,184	31,728

Write off of unamortized deferred finance costs	-	193	-
Integration costs	272	1,134	2,053
Transaction costs	64	387	34
Tax benefit associated with transaction and integration costs	-	(525)	(748)
Operating FFO *	35,408	35,373	33,067

Maintenance Capex	(796)	(2,613)	(335)
Leasing commissions paid	(4,169)	(5,154)	(5,807)
Amortization of deferred financing costs and bond discount	980	912	877
Non real estate depreciation and amortization	4,443	4,390	3,770
Straight line rent revenue and expense and other	(1,127)	(984)	(1,610)
Tax benefit from operating results	(1,521)	(181)	(1,857)
Equity-based compensation expense	3,082	2,697	2,050
Adjusted Operating FFO *	$36,300	$34,440	$30,155

Fully diluted weighted average shares	55,620	55,572	48,974
Operating FFO per share	$0.64	$0.64	$0.68

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

8 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDA and Adjusted EBITDA

(unaudited and in thousands)

The Company calculates EBITDA as net income (loss) adjusted to exclude interest expense and interest income, provision (benefit) for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating results between periods and between REITs. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, transaction and integration costs, equity-based compensation expense, restructuring costs and gain (loss) on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
EBITDA and Adjusted EBITDA
Net income	$5,568	$5,481	$6,859
Interest expense	6,869	6,125	5,981
Interest income	(1)	-	-
Tax benefit of taxable REIT subsidiaries	(1,521)	(707)	(2,605)
Depreciation and amortization	33,948	33,093	28,639
EBITDA	44,863	43,992	38,874

Write off of unamortized deferred finance costs	-	194	-
Equity-based compensation expense	3,082	2,697	2,050
Integration costs	272	1,134	2,053
Transaction costs	64	387	34
Adjusted EBITDA	$48,281	$48,404	$43,011

9 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI)

(unaudited and in thousands)

The Company calculates net operating income (“NOI”) as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income as computed in accordance with GAAP.  A reconciliation of net income to NOI is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Net Operating Income (NOI)
Net income	$5,568	$5,481	$6,859
Interest expense	6,869	6,125	5,981
Interest income	(1)	-	-
Depreciation and amortization	33,948	33,093	28,639
Write off of unamortized deferred finance costs	-	194	-
Tax benefit of taxable REIT subsidiaries	(1,521)	(707)	(2,605)
Integration costs	272	1,134	2,053
Transaction costs	64	387	34
General and administrative expenses	22,197	21,450	20,286
NOI (1)	$67,396	$67,157	$61,247
Breakdown of NOI by facility:
Atlanta-Metro data center	$20,511	$20,187	$19,972
Atlanta-Suwanee data center	11,958	11,937	11,500
Leased data centers (2)	9,010	10,381	11,809
Richmond data center	8,230	8,324	6,602
Irving data center	6,440	4,952	2,624
Santa Clara data center	3,279	3,325	3,764
Piscataway data center	2,403	2,871	-
Princeton data center	2,399	2,364	2,356
Sacramento data center	1,837	1,892	1,922
Chicago data center	647	324	-
Fort Worth data center	106	3	-
Other facilities (3)	576	597	698
NOI (1)	$67,396	$67,157	$61,247

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all entities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges aggregated to $5.2 million, $5.3 million and $5.0 million for the three month periods ended March 31, 2017,  December 31, 2016 and March 31, 2016, respectively.

(2)

Includes 13 facilities. All facilities are leased, including those subject to capital leases. During the quarter ended March 31, 2017, the Company moved its Jersey City, NJ facility to the “Leased data centers” line item.

(3)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities. During the quarter ended March 31, 2017, the Company moved its Miami, FL facility to the “Other facilities” line item.

10 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(unaudited and in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Recognized MRR in the period
Total period revenues (GAAP basis)	$105,964	$105,443	$94,768
Less: Total period recoveries	(8,361)	(8,965)	(5,435)
Total period deferred setup fees	(2,616)	(2,636)	(1,903)
Total period straight line rent and other	(3,118)	(2,867)	(4,268)
Recognized MRR in the period	91,869	90,975	83,162

MRR at period end
Total period revenues (GAAP basis)	$105,964	$105,443	$94,768
Less: Total revenues excluding last month	(70,939)	(69,465)	(63,020)
Total revenues for last month of period	35,025	35,978	31,748
Less: Last month recoveries	(2,760)	(3,247)	(1,876)
Last month deferred setup fees	(898)	(968)	(676)
Last month straight line rent and other	(933)	(873)	(1,716)
MRR at period end	$30,434	$30,890	$27,480

11 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com